UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2009

KULICKE AND SOFFA INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2009, Kulicke and Soffa Industries, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Christian Rheault, Senior Vice President and a named-executive officer of the Company (the “Executive”).  The Employment Agreement was approved by the Management Development and Compensation Committee of the Board of Directors on June 24, 2009.  Under the Employment Agreement, the Executive will continue to serve as Senior Vice President of the Company, but would relocate for two years from the Company’s corporate headquarters in Pennsylvania to the Company’s facility in Singapore.  The Employment Agreement’s two-year term may be extended by the Company in its sole discretion for up to an additional year (the “Employment Term”).

Under the Employment Agreement, the Executive will receive an annual base salary of $292,992, subject to any reduction that is applicable to all senior vice presidents of the Company from time to time (“Base Salary”).  Additionally, the Executive is eligible to participate in the Company’s employee benefits plans generally applicable to senior vice presidents and to earn cash and equity incentive awards.  Any such annual equity awards with time-based vesting (not-performance based) granted to the Executive during the Employment Term will vest no later than the end of the Employment Term.

If the Executive’s employment is terminated without “cause” or for “good reason,” which includes the expiration of the Employment Term, the Executive will receive severance of two times his Base Salary payable over 24 months, beginning six months after termination of employment.

In addition to the above amounts, the Executive will also receive certain specified relocation and expatriate benefits in connection with his assignment to Singapore.  Further, the Executive is subject to customary confidentiality, non-compete and non-solicitation provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 26, 2009

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Maurice E. Carson
Name:	Maurice E. Carson
Title:	Senior Vice President, Chief Financial Officer